Exhibit (5)

1000 Nicollet Mall, TPS-2670

Minneapolis, MN 55403

Timothy R. Baer

Executive Vice President, Chief Legal Officer and Corporate Secretary

June 17, 2015

Members of the Board of Directors
Target Corporation
1000 Nicollet Mall
Minneapolis, MN 55403

Dear Board Members:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 20,000,000 shares of Common Stock, $0.0833 par value, of Target Corporation (the “Company”) offered to employees and directors of the Company pursuant to the Amended and Restated Target Corporation 2011 Long-Term Incentive Plan (the “Plan”).

As counsel for the Company, I advise you that it is my opinion, based on my familiarity with the affairs of the Company and upon my examination of pertinent documents, that the 20,000,000 shares of Common Stock to be offered to the employees and directors of the Company under the Plan, will, when paid for and issued pursuant to the terms of the Plan, be validly issued and lawfully outstanding, fully paid and non-assessable shares of Common Stock of the Company.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement with respect to the aforementioned shares of Common Stock under the Securities Act of 1933.

Very truly yours,

/s/ Timothy R. Baer

Timothy R. Baer
Executive Vice President, Chief Legal Officer and Corporate Secretary